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                                  Exhibit 99.1

Tarantella, Inc. and Caldera International, Inc. Agree on Early Redemption Promissory Note and Stock Repurchase

     Santa Cruz, CA (April 1, 2002), Tarantella, Inc. (Nasdaq: TTLA), a leading provider of Internet infrastructure software, today announced it has completed an agreement with Caldera International, Inc. (Nasdaq: CALDD) involving the early redemption of a note currently held by Tarantella. Additionally, Caldera agreed to the buyout of licenses for products bundled in older releases of The Santa Cruz Operation, Inc.'s (SCO's) software, and the buyback of 500,000 shares of Caldera stock currently owned by Tarantella.

     This agreement accelerates certain elements of last year's transaction in which Caldera purchased assets and certain operations from Tarantella, Inc., then known as The Santa Cruz Operation. The details of the current agreement are:

   . Caldera has agreed to a $5 million early redemption of their promissory note, which was payable in four quarterly installments of $2 million each, starting in August of 2002.

   . Caldera also purchased a paid-up license to continue bundling the Tarantella products Vision FS, TermLite and Webtop, which were bundled in SCO OpenServer and UNIXWare products prior to closure of last year's transaction.

   . Caldera will purchase 500,000 shares of Caldera stock from Tarantella for $555,100.

     Tarantella management will be discussing this transaction further during their second fiscal quarter earnings conference call on April 23rd, after the close of the market at 1:45pm PDT. Interested parties may listen to the call by dialing (719) 457-2662 or via the webcast at www.streetevents.com or
                                             --------------------
www.tararantella.com/investor.
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About Tarantella, Inc.

     Tarantella is the leading provider of Internet infrastructure software that enables Web-based access to enterprise applications.

     The Tarantella Enterprise 3 solution instantly provides managed and secure Web access to enterprise mainframe, Windows, AS/400, Java technology, Linux, and UNIX applications. It leverages existing IT assets to provide cost savings, improved productivity, and the flexibility to accommodate the rapid changes in today's organizations. For more information, go to http://www.tarantella.com.
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     Tarantella, Tarantella Enterprise 3, the Tarantella logo and The Santa Cruz
Operation are trademarks or registered trademarks of Tarantella, Inc. in the USA and other countries. Caldera, the Caldera logos, SCO and the associated SCO logo, UNIXWare and SCO OpenServer are trademarks or registered trademarks of Caldera International, Inc. in the U.S. and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of their respective owners.